SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                         Commission File Number:   1-7241

                               ALASKA GOLD COMPANY
             (Exact name of registrant as specified in its charter)

                2959 N. Rock Road, Wichita, Kansas, 67226, (316) 636-6316
    (Address,  including zip code,  and telephone  number,  including  area code, of registrant's principal executive offices)

                          Common Stock, $.10 Par Value
            (Title of each class of securities covered by this Form)


                                      None
         (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)    [X]
          Rule 12g-4(a)(1)(ii)   [ ]             Rule 12h-3(b)(1)(ii)   [ ]
          Rule 12g-4(a)(2)(i)    [ ]             Rule 12h-3(b)(2)(i)    [ ]
          Rule 12g-4(a)(2)(ii)   [ ]             Rule 12h-3(b)(2)(ii)   [ ]
          Rule 12h-3(b)(1)(i)    [ ]             Rule 15d-6             [ ]

Approximate number of holders of record as of the certification or notice
date:      one

Pursuant to the requirements of the Securities Exchange Act of 1934 Alaska Gold Company has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 18, 1996                     By: /s/ Gary L. Barker
                                              -------------------
                                              GARY L. BARKER
                                              President